EXHIBIT 3.9

CERTIFICATE OF INCORPORATION

OF

FCA ACQUISITION CORP.

FCA ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ARTICLE I

NAME

The name of the corporation is FreightCar America, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”). In general, the Corporation shall possess and may exercise all of the powers and privileges granted by the DGCL, any other law of the State of Delaware or this Certificate of Incorporation, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The aggregate number of shares that the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $0.0l per share (the “Common Stock”), and

2,500,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). Of the 2,500,000 shares of authorized Preferred Stock, 100,000 shares will be designated Series A Voting Preferred Stock (the “Voting Preferred Stock”) and 100,000 shares of Series B Non-Voting Preferred Stock (the “Non-Voting Preferred Stock”). The remaining 2,300,000 shares of Preferred Stock are undesignated Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized to establish from the undesignated shares of Preferred Stock, by resolution adopted and filed in the manner provided by law, one or more classes or series of Preferred Stock, to designate each such class or series and to fix the relative rights and preferences of each such class or series.

Except as otherwise restricted by this Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

The statement of the designations, relative rights, preferences and limitations of the shares of each class is as follows:

4.1 Dividends. The holders of both the Voting Preferred Stock and the Non-Voting Preferred Stock, on a pari passu basis, shall be entitled to an annual dividend at the rate of seventeen percent (17%) per share, payable out of the funds legally available for such purposes before any dividends are declared upon the Voting Common Stock or the Non-Voting Common Stock or any other shares of capital stock of the Corporation ranking in liquidation junior to the Voting Preferred Stock and the Non-Voting Preferred Stock, which right to receive dividends shall be cumulative, and the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock shall be entitled to no further dividends or distributions. Dividends on shares of the Voting Preferred Stock shall accrue and be deemed to have accrued from the applicable original issuance date of the shares of the Series A Voting Preferred Stock, par value $500 per share, of FreightCar America, Inc. (“Parent”) that were converted, on a one-for-one basis, for shares of the Voting Preferred Stock in the merger of Parent with and into the Corporation (previously named “FCA Acquisition Corp.”) (the “Merger”). Dividends on shares of the Non-Voting Preferred Stock shall accrue and be deemed to have accrued from the applicable original issuance date of the shares of the Series B Non-Voting Preferred Stock, par value $500 per share, of Parent that were converted, on a one-for-one basis, for shares of the Non-Voting Preferred Stock in the Merger. Such dividends shall accrue and shall be deemed to have accrued day to day whether or not declared and shall be cumulative, but no interest shall accrue on accrued but unpaid dividends. Payment of accrued dividends shall be in the discretion of the Board of Directors of the Corporation (the “Board of Directors”).

As long as any shares of the Voting Preferred Stock or the Non-Voting Preferred Stock are outstanding, the Corporation will not declare, pay or set aside for payment any dividends on the Voting Common Stock or the Non-Voting Common Stock or any other class of preferred capital stock, nor declare or make any other distribution upon the Voting Common Stock or the Non-Voting Common Stock, nor redeem, purchase or otherwise acquire for consideration the Voting Common Stock or the Non-Voting Common Stock if (a) the Corporation has not declared and paid all the accumulated accrued but unpaid dividends on the Voting Preferred Stock and the

Non-Voting Preferred Stock, and (b) the net assets of the Corporation remaining after the transaction are less than the aggregate amount of the preferences of the outstanding shares of the Voting Preferred Stock and the Non-Voting Preferred Stock in the assets of the Corporation upon liquidation.

4.2 Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the Corporation, the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock shall be entitled to receive, sharing pari passu, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to $500 per share plus accumulated accrued but unpaid dividends thereon before any distribution of the assets shall be made to the holders of the Voting Common Stock, the Non-Voting Common Stock or any other capital stock of the Corporation. Upon payment of such amounts, the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock shall be entitled to no further distribution. If, upon any such dissolution, liquidation or winding-up of the Corporation, the assets distributable among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, shall be insufficient to permit payment in full to the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, payable in such event, the entire assets shall be distributed among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock ratably according to the amount of the full liquidation preference of the respective number of shares of the Voting Preferred Stock and the Non-Voting Preferred Stock held by them. No consolidation or merger of the Corporation with one or more corporations or other entities, nor any sale or transfer of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation.

4.3 Redemption. The Voting Preferred Stock and the Non-Voting Preferred Stock shall be redeemable at any time at the option of the Corporation at a price of $500 per share plus accumulated accrued but unpaid dividends thereon. The Corporation may, at the option of the Board of Directors, redeem all or any part of the outstanding Voting Preferred Stock and/or the Non-Voting Preferred Stock. If less than all of the outstanding shares of the Voting Preferred Stock and the Non-Voting Preferred Stock are to be redeemed at one time, the shares to be redeemed shall be selected on a pro rata basis, among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock as a group, in proportion to their holdings on the date of redemption. Notice of redemption shall be mailed at least ten (10) days and not more than sixty (60) days prior to such redemption to the holders of record of the Voting Preferred Stock and the Non-Voting Preferred Stock.

4.4 Voting Rights. Except as expressly provided in this Article IV and as otherwise required by law, voting rights shall be vested exclusively in the Voting Common Stock and in the Voting Preferred Stock, which shall vote together as a class on all matters submitted to a vote of stockholders (except that holders of the Voting Preferred Stock shall have the right to vote together as a class on matters exclusively affecting the Preferred Stock), and shall have one vote per share, but which shall not have any cumulative voting rights in the election of directors. Holders of the Non-Voting Common Stock and the Non-Voting Preferred Stock shall have no voting rights.

4.5 Issuance of Shares. All or a portion of the authorized shares of the Voting Preferred Stock, the Non-Voting Preferred Stock, the Voting Common Stock or the Non-Voting Common

Stock may be issued by the Corporation from time to time and for such consideration as may be determined fixed by the Board of Directors, in accordance with applicable law; provided, however, that the Voting Preferred Stock and the Non-Voting Preferred Stock shall be issued only at par value.

ARTICLE V

THE BOARD OF DIRECTORS

5.1 General Powers. Except as may be otherwise specifically provided by the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon it under by the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things that are not directed or required to be exercised or done by the stockholders by applicable law, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors.

5.2 Number, Term of Office and Election.

(a) The number of the members of the Board of Directors shall be fixed from time to time solely pursuant to a resolution adopted by the Board of Directors, but must consist of not fewer than five or more than fifteen directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term expires. No director shall be required to be a resident of the State of Delaware or a stockholder of the Corporation. Subject to the provisions of Section 5.2(b), each director shall be elected by the stockholders at the annual meeting of stockholders of the Corporation, and each director shall be elected for the term of one year, until his or her successor is duly elected and qualified.

(b) Immediately upon the closing of an underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), the Board of Directors shall be divided into three (3) classes with respect to the period during which the directors shall hold office: Class I, Class II and Class III. The Class I directors shall be elected to hold office for a term to expire at the first annual meeting of stockholders to occur after the closing of the IPO; the Class II directors shall be elected to hold office for a term to expire at the second annual meeting of stockholders to occur after the closing of the IPO; and the Class III directors shall be elected to hold office for a term to expire at the third annual meeting of stockholders to occur after the closing of the IPO; in each case, until their respective successors are duly elected and qualified. At each annual meeting of stockholders the directors elected to succeed those whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the first annual meeting of stockholders after their election, or until his or her earlier death, resignation, retirement or removal and until their respective successor shall be duly elected and qualified. Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible.

(c) The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of the stockholders. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

5.3 Removal and Resignation. A director may be removed only for cause and at a meeting of stockholders called expressly for that purpose, upon the affirmative vote of holders of a majority of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Except as otherwise provided by the DGCL or this Certificate of Incorporation, stockholders may not remove any director without cause. Cause for removal shall be deemed to exist only if the director whose removal is proposed has engaged in criminal conduct or has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Corporation. Any vacancy created by removal of a director shall be filled by a majority of the remaining members of the Board of Directors though less than a quorum. Any director may resign at any time upon written notice to the Corporation.

5.4 Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors though less than a quorum, and each person so elected by the Board of Directors shall be a director until his or her successor is elected by the stockholders at the next annual meeting of the stockholders or at any special meeting duly called for that purpose and held prior thereto.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

6.1 Meetings of Stockholders. Meetings of the stockholders of the Corporation for any purpose or purposes may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.

6.2 No Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, no action may be taken by the stockholders of the Corporation pursuant to a written consent in lieu of an annual or special meeting of the stockholders of the Corporation.

6.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors or the Chairman of the Board of Directors. Except as otherwise provided by the DGCL or this Certificate of Incorporation, stockholders of the Corporation may not call a special meeting of stockholders or require that the Board of Directors call a special meeting of stockholders.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS

No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for, and only to the extent of, liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived any improper personal benefit. No amendment to or repeal or adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII shall adversely affect the rights and protection afforded to a director of the Corporation under this Article VII for acts or omissions occurring prior to such amendment to or repeal or adoption of an inconsistent provision. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

ARTICLE VIII

INDEMNIFICATION

8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all reasonable expense, liability and loss (including, without limitation, reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.3 below with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

8.2 Right to Advancement of Expenses. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or 8.2 above is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty (30) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

8.4 Non-Exclusivity of Rights under this Article. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Insurance. The Corporation may purchase and maintain insurance on its own behalf or on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.6 Indemnification of Employees and Agents. The Corporation may, to the extent authorized at any time or from time to time by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

8.7 Merger or Consolidation. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.8 Other Indemnification. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust or other enterprise.

8.9 Amendment. Any repeal or modification of this Article VIII shall not change the rights of any person to indemnification with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE IX

BY-LAWS

9.1 By-Laws. The By-Laws of the Corporation shall govern the management and affairs of the Corporation, the rights and powers of the directors, officers, employees and stockholders of the Corporation in accordance with its terms and shall govern the rights of all persons concerned relating in any way to the Corporation, except that if any provision in the By-Laws of the Corporation shall be irreconcilably inconsistent with any provision in this Certificate of Incorporation, the provision in this Certificate of Incorporation shall control.

9.2 Amendment of By-Laws. The Board of Directors shall have the power to amend, alter or replace the By-Laws of the Corporation by the vote of a majority of the whole Board of Directors, without a vote of the stockholders, in any manner not inconsistent with the DGCL or this Certificate of Incorporation. The fact that the power to adopt, amend, alter, or repeal the By-Laws of the Corporation has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE X

AMENDMENT

Subject to the terms hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.